Exhibit 8.2

August 27, 2004

Pioneer Natural Resources Company
5205 N. O’Connor Blvd.
Suite 900
Irving, Texas 75039

Ladies and Gentlemen:

     You have requested our opinion regarding certain United States federal income tax consequences of the planned merger (the “Merger”) of BC Merger Sub, Inc. (“Merger Sub”), a Colorado corporation and wholly owned subsidiary of Pioneer Natural Resources Company, a Delaware corporation, with and into Evergreen Resources, Inc., a Colorado corporation (“Evergreen”) and the subsequent merger (the “LLC Sub Merger”) of Evergreen with and into a Colorado limited liability company and wholly owed subsidiary of Pioneer (“LLC Sub”) pursuant to that certain Agreement and Plan of Merger, dated May 3, 2004, as amended, by and among Pioneer, Evergreen and Merger Sub (the “Merger Agreement”). Terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

     Our opinion is based and conditioned upon the initial and continuing accuracy of the statements, covenants, representations and assumptions, as applicable, set forth in (i) the Merger Agreement, (ii) Registration Statement No. 333-116434 on Form S-4 originally filed with the Securities and Exchange Commission by Pioneer Natural Resources Company on June 14, 2004 (as amended from time to time and together with exhibits thereto, the “Registration Statement”), and (iii) the officer’s certificate delivered to us by Pioneer and Evergreen. Any inaccuracies in any of the aforementioned statements, representations, or assumptions or breach or failure of any of the aforementioned covenants could adversely affect our opinion.

     Our opinion is also based upon provisions of the United States Internal Revenue Code of 1986, as amended, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts, all as of the date hereof, all of which are subject to change with prospective or retroactive effect, and our opinion could be adversely affected or rendered obsolete by any such change. We provide no assurance that the legal authorities upon which this opinion is based will not be amended, revoked or modified (with or without retroactive effect) in a manner which would affect or change our conclusions.

     On the basis of the foregoing, and subject to the limitations set forth herein, it is our opinion that no gain will be recognized by Pioneer, Merger Sub or Evergreen as a consequence of the Merger or the LLC Sub Merger.

Pioneer Natural Resources Company

August 27, 2004

     Our opinion is limited to the matters set forth herein, and no opinion is intended to be implied or may be inferred beyond that expressly stated herein. Specifically, no opinion is expressed with respect to the tax consequences of the Merger under any foreign, state or local law.

     We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion as part of the Registration Statement. In giving this consent we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1993 and the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Vinson & Elkins L.L.P.